SALE AND PURCHASE AGREEMENT

This Sale and Purchase Agreement ("Agreement") is made on 15 August 2022, by and between:

1.	PT Gema Lintas Benua, a limited liability company duly established and existing under the law of the Republic of Indonesia, having its registered office at Grha 9 Lantai 6, Jl. Penataran No. 9, as the owner of (i) 99.9996% (ninety-nine point nine nine nine six percent) or equal to 259,999 (two hundred fifty-nine thousand nine hundred ninety-nine) shares of Tunas (as defined below); and (ii) 75% (seventy five percent) shares of NusaTrip Intl (as defined below) (hereinafter referred to as “Gema”);
2.	Sigit Ginawan Putra, Indonesian Citizen, the holder of Identification Card No. 3471032802830002 and having his address at Danukusuman GK 4/1281 YK, RT021, RW006, Kelurahan Baciro, Kecamatan Gondokusuman, as the owner of 0.0004% (zero point zero zero zero zero four percent) or equal to 1 (one) share of Tunas (hereinafter referred to as “Mr. Putra”);

(Gema and Mr. Putra hereinafter collectively referred to as the “Sellers”);

3.	Society Pass Incorporated, a limited liability company duly established and existing under the law of Singapore, having its registered office at 11 Collyer Quay #14-06, The Arcade, Singapore 049317 (hereinafter referred to as “SOPA Inc”);
4.	SOPA Technology Pte. Ltd., a limited liability company duly established and existing under the law of Singapore, having its registered office at 11 Collyer Quay #14-06, The Arcade, Singapore 049317 (hereinafter referred to as “SOPA Tech”);

(SOPA Inc and SOPA Tech hereinafter collectively referred to as the “Purchasers”);

5.	PT Tunas Sukses Mandiri, a limited liability company duly established and existing under the law of the Republic of Indonesia, having its registered office at Gedung Office Eightyeight@kasablanka Lantai 12, Unit A & H, Jl. Casablanca Kav. 88 RT001/RW014, Kelurahan Menteng Dalam, Kecamatan Tebet, Jakarta Selatan (hereinafter referred to as the “Tunas”);
6.	Nusatrip International Pte. Ltd., a limited liability company duly established and existing under the law of Singapore, having its registered office at 2 Venture Drive #11-16 Vision Exchange, Singapore (608526) (hereinafter referred to as “NusaTrip Intl”);
7.	NusaTrip Singapore Pte. Ltd., a limited liability company duly established and existing under the law of Singapore, having its registered office at 7 Temasek Boulevard #07-08 Suntec Tower One Singapore 038987 (hereinafter referred to as "NSPL");
8.	Nusatrip Malaysia Sdn Bhd, a limited liability company duly established and existing under the law of Malaysia, having its registered office at Unit 26-5, Level 26, Tower A, the Vertical Business Suites, Bangsar South City, No. 8, Jalan Kerinchi, 59200, Kuala Lumpur W.P (hereinafter referred to as “Nusatrip Malaysia Sdn Bhd”);

(NSPL, Nusatrip Malaysia Sdn Bhd, Tunas and NusaTrip Intl hereinafter referred to as “Target Companies”),

(the Sellers, the Purchasers, and Target Companies are collectively referred to as the “Parties”, and individually as a “Party”).

RECITALS:

A.	WHEREAS, the Sellers are the legal and beneficial owners of the entire issued and fully paid-up shares in the Target Companies. The Sellers wish to sell and transfer to the Purchasers all of the shares of the Target Companies.
B.	WHEREAS, the Purchasers have agreed to purchase and acquire the shares of Target Companies from the Sellers, on ‘as is’ basis.
C.	WHEREAS, the Sellers and the Purchasers have executed an Acquisition Term Sheet dated 10 February 2022 (“Term Sheet”) and as a follow up to the Term Sheet, the Parties agree to enter into and execute this Agreement with the terms and conditions hereinafter set forth.
D.	WHEREAS, Purchasers have conducted and completed the due diligence exercise of the Target Companies as at the date of this Agreement and have satisfied themselves with the results thereof.

NOW, THEREFORE, in consideration of the respective covenants and agreements of the Parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties hereby agree as follows:

1.	INTERPRETATION
1.1	In this Agreement (which expression includes the Recitals and Schedules), the headings shall not be considered in its interpretation.
1.2	In this Agreement, except where inconsistent with the subject matter or context, the following expressions shall have the meanings set out hereafter:

“Accounts” means the management accounts relating to the Target Companies for the specific financial year of ended 31 December;

“Agreement” means this Sale and Purchase Agreement;

“Assets” means all assets of the Target Companies as listed in Schedule 1 of this Agreement;

“Balance Sheet Date” means 31 December 2021;

“Business” means the Target Companies' entire businesses, which comprise of, inter alia, the online travel agent business in Southeast Asia with a principal geographic bases in Singapore, Malaysia, and Indonesia and with Nusa Trip’s Website;

“Business Day” means any day other than a Saturday, Sunday and national holiday in Jakarta and Singapore;

"Business Names" has the meaning ascribed to it in Clause 9;

“Clauses” refers to any clauses of this Agreement;

“Completion” means the completion of the sale and purchase of the Shares and Assets pursuant to Clause 6;

“Completion Date” means a date on 15 August 2022 or other date as agreed by the Parties in writing for the Completion to take place;

“Confidential Data” means any and all information developed, obtained or owned by the Target Companies and/or its subsidiaries, concerning all confidential industrial, business and commercial information and techniques in all forms including (without limiting the generality thereof) drawings, formulae, test results, operating and testing specifications, business practices, instruction and training materials, tables of operating conditions, sales forecasts, quotations, customers database, suppliers database, hotels database, B2B customers, marketing methods and procedures and advertising copy, trade secret, know-how (including designs, plans, procedures, processes and research records), software, computer programs, source code, innovations, discoveries, improvements, research, development, and other matters which in its nature is confidential;

“Consideration” means the total consideration payable for the Shares, Business and Assets under this Agreement;

“Encumbrances” means any and all of: (a) any mortgage, charge (whether fixed or floating), pledge, fiduciary security, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable laws; (b) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favour of any person; and (c) any adverse claim as to title, possession or use;

“Escrow Account” means the escrow account set up by the Parties for the purpose of the payment of the Consideration under this Agreement which will be opened after the execution of this Agreement;

“Due Diligence” means legal, technical, commercial tax and financial due diligence on the Target Companies conducted by the Purchasers and/or its consultants including but not limited to due diligence on the customer verification, airline partner verification, technology platform, financial, tax, and legal;

“Employees” means all employees of the Target Companies who are at the date hereof employed in the Business;

“Indonesian Company Law” means Indonesia’s Law No. 40 of 2007 concerning Limited Liability Companies as amended by Indonesia’s Law No. 11 of 2020 Concerning Job Creation;

“Intellectual Property” means patents, inventions, registered and unregistered design rights, logos, copyrights, rights of extraction relating to databases, trademarks, service marks, trade names (including Nusatrip.com), domain’s names, product formulations, customer lists, B2B users or customers lists, hotels lists, airlines lists, and all other similar proprietary rights and know-how which may subsist in any part of the world including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations relating to the Business;

“Liabilities” means in relation to the Business, all the debts, liabilities and obligations of the Target Companies (contingent or otherwise), accrued or incurred, or payable on or prior to the Completion Date, including all taxes;

“Licenses” means all licenses are issued for the Target Companies in relation to conduct the Business;

“Nusa Trip’s Websites” shall include the Target Companies’ website under the following domains:

(a)	https://www.nusatrip.com;
(b)	https://www.nusatrip.net;
(c)	https://www.nusatrip.co.id; and
(d)	https://www.nusatrip-api.com;

"Office Equipment" means all fixed assets, all loose or severable office equipment, fixtures, hardware, networks, furniture and furnishings owned by the Target Companies at the close of business on the Completion Date as per Schedule 1;

“Receivables” means the account receivables, book and other debts owing to the Target Companies in connection with the Business (and whether or not yet due and payable) at the close of business on the Completion Date (including, without limitation, deposits, trade debts, prepayments, retrospective rebates and overpayments) and interest charges thereon;

“Recitals” means the recitals of this Agreement as mentioned in the beginning of this Agreement;

“Schedules” means the schedules of this Agreement which shall be an inseparable part of this Agreement;

“Shares” means the entire issued and fully paid-up shares in NusaTrip Intl and Tunas owned by the Sellers;

“Singapore Company Law” means Singapore Companies Act 1967;

“Target Companies” means Tunas and NusaTrip Intl. For the avoidance of doubt, the definition of Target Companies shall include its subsidiaries, i.e. NSPL and Nusatrip Malaysia Sdn Bhd;

“Target Companies’ Know-How” means all rights and interest owned by the Target Companies in Confidential Data which at the close of business on the Completion Date is owned by the Target Companies;

“Taxation” means all forms of taxation and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies, in each case whether of Indonesia or elsewhere, whenever imposed and all penalties, charges, costs and interest relating thereto;

“Third Party Consents” means all consents, licenses, approvals, authorizations or waivers required from third parties for the transfer, assignment, novation or underletting in favor of the Purchasers;

"VAT" means Value Added Tax; and

"Warranties" means the warranties, representations and undertakings set out in this Agreement and Schedule 3 (Warranties by the Sellers).

1.3	References to a statutory provision shall include any subordinate legislation made from time to time under that provision.
1.4	References to a statutory provision shall include references to such provision as from time to time modified or re-enacted whether before or after the date of this Agreement so far as such modification or re-enactment applies or is capable of applying to any transactions entered into prior to Completion and (so far as liability thereunder may exist or can arise) shall include also any past statutory provision (as from time to time modified or re-enacted) which such provision has directly or indirectly replaced.
1.5	References to this Agreement shall include any Recitals and Schedules to it and references to Clauses, Paragraphs, and Schedules are to Clauses of and Paragraphs of Schedules to this Agreement.
2.	AGREEMENT TO SELL THE TARGET COMPANIES
2.1	Subject to the terms and conditions of this Agreement and subject to the fulfillment of the Conditions Precedent under Clause 4.1 hereof and on the basis of the representations, warranties, covenants and agreements hereinafter appearing, the Sellers shall sell with full title guarantee and the Purchasers shall purchase the Shares of the Target Companies, free from Encumbrances (save as otherwise disclosed to Purchasers and those which became known to the Purchasers during the Due Diligence process), together with all rights attached thereto and all dividends and distributions declared paid or made in respect thereof and upon the terms and conditions herein contained and its Assets as a going concern and on an ‘as is’ basis. The transfer of Shares shall also include the Assets.
2.2	The sale and purchase of the shares of Tunas shall be conducted in accordance with the Indonesian Company Law and the sale and purchase of the shares of NusaTrip Intl shall be conducted in accordance with the Singapore Company Law.
2.3	Subject to the fulfillment of the Purchasers’ obligations under Clause 3.1 of this Agreement, the Sellers shall deliver to the Purchasers the shares of Target Companies, Business and Assets as soon as practicable upon the completion on the Completion Date.
2.4	The structure of transaction conducted by the Purchasers shall be as follows:
Nusatrip International Pte Ltd From To Become Sellers Number of Shares Purchasers Number of Shares PT Gema Lintas Benua 75% 75,000 Society Pass Incorporated 75% 75,000 Hans Michael Gael Ebenhahn 25% 25,000 Hans Michael Gael Ebenhahn 25% 25,000 Total 100% 100,000 Total 100% 100,000

PT Tunas Sukses Mandiri From To Become Sellers Number of Shares Purchasers Number of Shares PT Gema Lintas Benua 99.9996% 259,999 Society Pass Incorporated 99.96% 259,896 Sigit Ginawan Putra 0.0004% 1 Society Pass Technology Pte. Ltd. 0.04% 104 Total 100% 260,000 Total 100% 260,000

2.5	Except as expressly provided otherwise in this Agreement, the Purchasers shall not assume under this Agreement, and nothing in this Agreement shall operate to transfer to the Purchasers or to make it responsible for any Liabilities save as disclosed to Purchasers, including:
2.5.1	all Liabilities arising from a failure by the Target Companies in the performance of any of the obligations of the Target Companies under any contract or otherwise up to Completion Date;
2.5.2	all Liabilities arising from an act, default or transaction of the Target Companies or any circumstance occurring in respect of the use of the Assets or the carrying on of the Business up to the Completion Date;
2.5.3	all Liabilities arising from a failure by the Target Companies to comply with the licensing and regulatory requirements imposed by the relevant authority in the respective jurisdiction of the Target Companies up to the Completion Date;
2.5.4	all Liabilities in respect of anything done or omitted to be done by or on behalf of Target Companies up to the Completion Date or in relation to the use of the Assets or the carrying on of the Business generally up to the Completion Date; and
2.5.5	all Liabilities in respect of the transfer or assignment of the Assets up to and including the Completion Date.
3.	CONSIDERATION AND DEPOSIT
3.1	The Consideration for the purchase of Shares, Business and Assets shall be US$ 620,000 (six hundred twenty thousand United States Dollars) ("Consideration") payable to Gema, with details of US$ 601,189 (six hundred one thousand and one hundred eighty nine United States Dollars) for shares price of Tunas and the remaining US$ 18,811 (eighteen thousand eight hundred eleven United States Dollars) for shares price of NusaTrip Intl.
3.2	The Parties agree that the Purchasers shall deposit the Consideration in the amount of US$ 620,000 (six hundred twenty thousand United States Dollars) to Escrow Account before the transfer of the shares of Tunas to the Purchasers.
3.3	The payments of Consideration shall be in US$.
4.	CONDITIONS PRECEDENT
4.1	Completion of this Agreement is conditional upon satisfaction of the following conditions, or waiver by the Purchasers:
4.1.1	the execution, in form and substance satisfactory to the Purchasers, of:
a.	pre-acquisition announcement in the newspaper and to the Employees of Tunas in accordance with the Indonesian Company Law;
b.	the complete process of transfer all shares of Tunas to the Purchasers or their representatives as per Clause 2.4;
c.	the resignation of the entire board of the Target Companies and the appointment of directors nominated by the Purchasers;
d.	the signatories of all the bank accounts of the Target Companies, respectively, shall be replaced with representatives of the Purchasers;
e.	Mr. Putra has obtained his spousal consent to execute the transfer of shares of Target Companies, respectively. For the avoidance of doubt, the executed spousal consent of Mr. Putra must also be attached under Schedule 2 of this Agreement;
f.	the Sellers have obtained the requisite corporate approvals for the transfer of Shares of Target Companies, including regulatory approvals as the case may be;
g.	Tunas has issued the new shares certificates and updated the shares registration which shows the new shareholders as NusaTrip Intl and the SOPA Tech;
h.	in relation to NusaTrip Intl, the Sellers have obtained consent for the change of control of Nusatrip Intl from Sabre Asia Pacific Pte. Ltd (“Sabre”);
i.	in relation to NSPL, Sellers agree to use best endeavours to obtain the consent for the change of control of NusaTrip Intl from:
i.	priceline.com LLC;
ii.	FC SRL;
iii.	VietJet Aviation Joint Stock Company (“VietJet”);
iv.	Stella Travel Services (Australia) Pty Ltd (“Stella”); and
v.	Brightsun Travel UK Ltd.
4.1.2	the Purchasers being reasonably satisfied in all respects prior to Completion that the transfer of Tunas' shares to NusaTrip Intl will be completed; and
4.1.3	all consents, authorizations, licenses, orders, grants, confirmations, permissions and approvals necessary for or in respect of the sale and transfer of the Shares and its Assets by the Purchasers having been obtained from appropriate governments, governmental, supranational or trade agencies or regulatory bodies (without the imposition of any conditions or restrictions, that are unduly onerous or burdensome) and such consents, authorizations, licenses, orders, grants, confirmations, permissions and approvals remain unchanged and in full force and effect.
4.2	Each of the Parties hereby undertakes to use its best endeavors to procure the satisfaction of the conditions in Clause 4.1. Further, it is agreed that in respect of the above conditions, the Sellers, Purchasers, and Target Companies shall consult with each other, and promptly cooperate with and provide all necessary information and assistance reasonably required upon being requested to do so by the other.
4.3	The Party responsible for satisfaction of each condition specified in Clause 4.1 shall promptly give notice to the other Party of satisfaction of the relevant conditions within 2 (two) Business Days of becoming aware of the same. If the conditions specified in Clause 4.1 are not satisfied on or before the Completion Date, the Purchasers may, in its sole discretion, (a) terminate this Agreement and this Agreement shall cease and determine and none of the Parties shall have any claim against each other, save for any claim arising from breach of the undertaking contained in Clause 4.2; (b) postpone Completion to a later date; or (c) proceed with Completion as far as possible on terms to be mutually agreed.
5.	ACTION PENDING COMPLETION
5.1	Target Companies shall procure that pending Completion:
5.1.1	the Business will be carried on by Target Companies as a going concern in the ordinary course, save insofar as agreed in writing by the Purchasers;
5.1.2	the Purchasers and their agents will be allowed access to and to take copies of the books and records of the Business, including leases, contracts, receivables and related security, guarantees, indemnities and rights; and
5.1.3	the Purchasers’ representatives or advisers shall be permitted to work with the Target Companies with regard to the management and operations of the Business. The Target Companies will consult with such representatives and advisers prior to taking any action which may materially affect the Business. Target Companies will provide such representatives and advisers such information as they may reasonably request for this purpose, however the representatives and advisors shall not unduly or unreasonably interfere, disrupt or cause undue delay to the normal activities and conduct of the Target Companies’ business.
5.2	Without limiting the generality of Clause 5.1, the Target Companies undertake irrevocably to inform and to reasonably collaborate with the Purchasers in relation to all material matters concerning the running of the Business between the date of this Agreement and Completion and during that period shall not without the prior written consent of the Purchasers:
5.2.1	incur or enter into any agreement or commitment involving any capital expenditure and/or other matters related to the Business with the amount above US$ 10,000 (ten thousand United States Dollars);
5.2.2	enter into any contract or commitment not capable of termination without compensation at any time with 3 (three) months’ notice or less or that is not in the ordinary course of the Business;
5.2.3	cause to come into effect any encumbrance, contract or commitment relating to any of the properties or their management or the rents payable therefor other than contracts which would not have a material effect;
5.2.4	incur, in connection with the Business, any additional borrowings or incur any other indebtedness otherwise than in the ordinary course of the Business;
5.2.5	save as otherwise disclosed or agreed, make any amendment to the terms and conditions of employment (including, without limitation, pension entitlements and other benefits) of any employee (other than minor increases which the Target Companies shall notify to the Purchasers as soon as reasonably possible), provide or agree to provide any gratuitous payment or benefit to any such person or any of their dependents, or dismiss any employee or engage or appoint any additional employee. For this purpose, employees including any employee or consultant of the Business;
5.2.6	acquire or agree to acquire or dispose of or agree to dispose of any material Assets or enter into any material contract or arrangement other than in the ordinary course of the Business;
5.2.7	declare and/or issue dividends (including interim dividends);
5.2.8	approve and issue any director’s remuneration;
5.2.9	acquire or agree to acquire or to dispose of or agree to dispose of any share, shares or other interest in any business, company, partnership or other entities;
5.2.10	take steps to procure payment by any debtor generally in advance of the date on which receivables are usually payable in accordance with the usual business terms of the Business or the period extended to any particular debtor in which to make payment;
5.2.11	delay paying employees’ salaries;
5.2.12	delay paying any trade creditors and/or customers generally beyond the date on which payment of the relevant trade debt should be made in accordance with the credit period agreed by creditors and/or customers (or (if different) the period extended by any particular creditor and/or customer in which to make payment);

and

5.2.13	fail to notify any reports obligation to relevant government agencies as required in the Target Companies' licenses or documents in accordance with the prevailing laws.
5.3	It is hereby acknowledged (for the avoidance of doubt) that none of the provisions of this Clause 5 or the exercise or failure to exercise any of the Purchasers’ rights thereunder shall give rise to any liability on the part of the Purchasers or any of its directors, officers, agents, consultants or representatives or any person connected with it. The Sellers undertake to the Purchasers to indemnify the Purchasers against all losses, liabilities, costs, charges, expenses, actions, proceedings, claims and demands which it may incur by reason of the Target Companies’ failure to comply with Clause 5 or the exercise or failure to exercise any such rights as aforesaid PROVIDED ALWAYS the Seller’s liability (for one or multiple breaches, whether singular or in the aggregate) shall not exceed the amount of the US$ 620,000 (six hundred twenty thousand United States Dollars).
6.	COMPLETION
6.1	On Completion Date and upon the execution of Completion Certificate, the Deposit shall be paid to the following bank (or an account nominated by Gema):
Bank	: Bank Syariah Indonesia (BSI), KC Jakarta Thamrin

Swift Code : BSMDIDJA

Account No. : 7030392587

Beneficiary	: PT Gema Lintas Benua
6.2	Subject to Clause 6.1 and as hereinafter provided, Completion of the sale and transfer of the Shares Business, and Assets hereunder shall take place at the offices of the Purchasers’ Singapore attorney on the Completion Date (or at such other place as the Parties may agree).
6.3	On Completion and upon the execution of Completion Certificate, the Sellers shall deliver or make available to the Purchasers:
i.	satisfactory evidence to the Purchasers of the due fulfillment of the conditions specified in Clause 4.1 for which it is responsible;
ii.	such conveyances, transfers, assignments and novation as provided above (duly sealed or signed as a deed by the Target Companies, or any third party, and if so, reasonably required by the Target Companies, the Purchasers together with the relative documents of title and such requisite Third Party Consents) as the Purchasers may require to vest in the Purchasers or as it may direct the full benefit of the Shares and Assets. Each of the Target Companies shall permit the Purchasers or its representative to enter into and take possession of the Business;
iii.	originals of all books, records, Target Companies deeds and licenses, and other documents relating exclusively to the Shares, Business, and Assets and such lists of customers, suppliers, agents and distributors and other information relating exclusively to the Shares, Business and Assets as the Purchasers may reasonably require and copies or, at the Purchasers’ option, originals of any such books, records, product formulations documents or other information in the possession or control of the Target Companies which relate only in part to the Shares, Business, and Assets and which the Purchasers may reasonably require;
iv.	a written confirmation in writing from the Target Companies confirming that the Warranties have been fulfilled down to and are true and accurate in all respects and not misleading in any respect as at the Completion Date, save for whatever Liabilities that have been disclosed to Purchasers in Schedule 5 of this Agreement;
v.	the Sellers shall deliver to the Purchasers of all electronic accounts and their passwords of the Target Companies, which will be used to conduct the Business, processing the required licenses or to report the Target Companies’ operational activities to the authorized agency, including but not limited to the Target Companies’ e-mail account, Tunas' OSS account, source code and other account related to their Business or Assets;
vi.	with regard to the transfer of Tunas Shares:
1.	the duly executed share transfer form in respect of the shares of Tunas to NusaTrip Intl and the Purchasers as in favor of the Purchasers together with the share certificates as per Clause 2.4;
2.	the duly cancelled original share certificates in the name of the Sellers in respect of the Shares;
3.	the resignation letters of the directors of Tunas;
4.	the board resolutions and shareholders’ resolutions of Tunas, duly executed authorizing:
a.	the execution of this Agreement and the performance of its obligations hereunder;
b.	the transfer of the Shares to NusaTrip Intl and the Purchasers and/or their nominee(s);
c.	the appointment of the Purchasers, or such other person as the Purchasers may nominate, as the directors and commissioners of Tunas;
5.	the issuance of Tunas of new share certificate to the Purchasers and/or its nominees following the transfer of the Tunas shares;
vii.	with regard to the transfer of NusaTrip Intl Shares:
1.	the duly executed share transfer form in respect of the Shares in favor of the Purchasers together with the share certificates in respect of the Shares;
2.	the duly cancelled original share certificates in the name of the Sellers in respect of the Shares;
3.	the resignation letters of the directors of NusaTrip Intl;
4.	the board resolutions and shareholders’ resolutions of NusaTrip Intl, duly executed authorizing:
a.	the execution of this Agreement and the performance of its obligations hereunder;
b.	the transfer of the Shares to the Purchasers and/or their nominee(s);
c.	approving the lodgment with ACRA of the notice of transfer of the Shares (in the prescribed form) and the updating of the electronic register of members of NusaTrip Intl maintained with ACRA as may be required to reflect the Purchasers and/or its nominee(s) as the holder of the Shares, subject only to stamp duty on the transfer of the Shares being duly paid by Purchasers;
d.	the making of such other entries into other physical and/or electronic corporate records of NusaTrip Intl as may be necessary;
e.	the issuance by NusaTrip Intl of new share certificates to the Purchasers and/or its nominees following the transfer of the Shares and the affixation of NusaTrip Intl’s seal thereto;
f.	the resignation of the directors of NusaTrip Intl; and
g.	the appointment of the Purchasers, or such other person as the Purchasers may nominate, as the director of NusaTrip Intl.
5.	the resignation letters of the directors of NSPL; and
6.	the board resolutions and shareholders’ resolutions of NSPL, duly executed authorizing:
a.	the resignation of the directors of NSPL; and
b.	the appointment of the Purchasers, or such other person as the Purchasers may nominate, as the director of NSPL.
7.	Nusatrip Malaysia Sdn Bhd’s Board of Directors’ resolution for the change of bank’s authorised signatories;
8.	Nusatrip Malaysia Sdn Bhd’s Board of Directors’ resolution appointing the nominees of the Purchasers as director(s) of Nusatrip Malaysia Sdn Bhd;
9.	the duly executed letters of resignation by the directors of Nusatrip Malaysia Sdn Bhd to be effective from Completion Date;
10.	NusaTrip Intl’s board resolution for the appointment of corporate representative in Nusatrip Malaysia Sdn Bhd;
11.	the certificates of incorporation, corporate seals (if any), cheque books, statutory and other books of Nusatrip Malaysia Sdn Bhd (duly written up-to-date); and
12.	all the financial and accounting books and records of Nusatrip Malaysia Sdn Bhd and (for the Purchasers itself and as agent for Nusatrip Malaysia Sdn Bhd) all certificates of title in respect of all properties of Nusatrip Malaysia Sdn Bhd which are not charged to any third party (including but not limited to banks) and are in the possession of Nusatrip Malaysia Sdn Bhd.
6.4	If Clause 6.3 is not fully complied with by the Target Companies or waived by the Purchasers, the Purchasers shall be entitled:
6.4.1	to elect to terminate this Agreement;
6.4.2	to effect Completion so far as practicable having regard to the non-compliance or defaults which have occurred; or
6.4.3	to fix a new date for Completion in which case the foregoing provisions of this Clause 6.4 shall apply to Completion as so deferred.
6.5	Title and risk of loss or damage to the Shares, Business and Assets shall pass to the Purchasers on Completion.
7.	POST COMPLETION OBLIGATIONS
7.1	If at any time after the Completion Date, the Sellers receive any insurance or other monies in respect of any claims the benefit of which is transferred to the Purchasers under this Agreement, then the Sellers shall pay to the Purchasers as soon as reasonably practicable all monies received.
7.2	Notwithstanding Completion, the Sellers shall at its own expense:
7.2.1	continue to give to the Purchasers such information as the Purchasers may require relating to the Business, Assets, its employees, customers and suppliers, its current contracts and engagements and its trade debtors and trade creditors and pass on any trade enquiry which the Sellers receive;
7.2.2	from time to time execute such documents and deeds and do all such acts and things and afford to the Purchasers such assistance as the Purchasers may require for the purpose of vesting in the Purchasers or its representative the full benefit of the Business and Assets and implementing all the provisions of this Agreement;
7.2.3	communicate all the Target Companies’ Know-How to the Purchasers;
7.2.4	keep confidential and shall not disclose or use any part of the Target Companies' Know-How (except to the extent that the Target Companies' Know-How or any part thereof has come into the public domain otherwise than through unauthorized disclosure by the Sellers); and
7.2.5	allow the Purchasers reasonable access to all books, records or other documents relating to the Business and Assets which are not delivered to the Purchasers pursuant to Clause 6.3.iii.

7.3         Gema allows Tunas to continue to use the office premises at its present location for 6 (six) months’ post Completion at the prevailing rates.

8.	WARRANTIES
8.1	The Sellers hereby jointly and severally warrant and represent to and undertake with the Purchasers and its successors in title that the terms set out in Schedule 3 (Warranties by Sellers) are subject only to:
8.1.1	any matter expressly referred to in the accounts or expressly provided for under the terms of this Agreement or disclosed to Purchasers; and
8.1.2	any matter or thing hereafter done or omitted to be done pursuant to this Agreement or otherwise at the request in writing or with the approval in writing of the Purchasers.
8.2	The Sellers hereby jointly and severally further warrant and undertake to and with the Purchasers and its successors in title that:
8.2.1	subject to Clause 8.1 and save where otherwise disclosed to Purchasers, the Warranties are not misleading in any respect at Completion as if they had been entered into a fresh at Completion; and
8.2.2	if after the signing of this Agreement and before Completion, any event shall occur or matter shall arise which results or may result in any of the Warranties being unfulfilled, untrue, misleading or incorrect in any respect at Completion, the Sellers shall immediately notify the Purchasers in writing thereof prior to Completion and the Sellers (at its own cost) shall make any investigation concerning the event or matter which the Purchasers may require.
8.3	The Warranties and all other provisions of this Agreement insofar as the same shall not have been performed at Completion, shall not be extinguished or affected by Completion, or by any other event or matter whatsoever (including, without limitation, any satisfaction and/or waiver of any condition specified in Clause 4.1), except by a specific and duly authorized written waiver or release by the Purchasers.
8.4	If prior to Completion:
8.4.1	it shall be found that any of the Warranties has not been carried out or complied with to the Purchasers' reasonable satisfaction or is otherwise untrue or misleading (save for whatever has been disclosed to purchasers and those outstanding legal issues that have been disclosed to Purchasers in the Schedule 4 of this Agreement), the Purchasers shall be entitled (in addition to and without prejudice to all other rights or remedies available to it and its successors in title including the right to claim damages) by notice in writing to the Sellers to terminate this Agreement but failure to exercise this right shall not constitute a waiver of any other rights of the Purchasers or its successors in title arising out of any breach of Warranties; or
8.4.2	any event shall occur (other than an event constituting or giving rise to a breach of any of the Warranties) which affects or is likely to affect adversely to a material degree the financial position or prospects of the Business or Assets as a whole, the Purchasers shall be entitled by notice in writing to the Sellers to terminate this Agreement, but the occurrence of such an event shall not give rise to any right to damages or compensation.
8.4.3	In the event Purchasers choose to terminate this Agreement, neither Party shall have any claim whatsoever against the other and the Deposit in the Escrow Account shall be returned to the Purchasers.
8.5	The Sellers shall use its best endeavor to procure that the Target Companies comply with its obligations under this Agreement (including but not limited to the provision of warranties, representations and undertakings under this Agreement), where applicable.
8.6	Notwithstanding any provisions to the contrary in this Agreement, under no circumstances shall the Sellers’ maximum exposure or liability to the Purchaser(s) for any breach of Warranty or representation or any term herein exceed the sum of US$620,000 (six hundred twenty thousand United States Dollars) in any event.
9.	USE OF BUSINESS NAME, LOGO AND DOMAIN
9.1	The Purchasers shall be entitled to use the name "Nusatrip.com" as part of the trade or business name in relation to the Business (the "Business Names"). The Sellers represent and warrant, to the best of its knowledge, no other person or entity has intellectual property rights in the name "Nusatrip.com" in Indonesia, Malaysia and Singapore and no other person or entity has ever objected to the Target Companies’ use of such name. The Sellers shall with effect from Completion cease to be entitled to use any of the above names. In the event that in the future the Business Names being claimed, the Sellers must in whatsoever manner settle, rectify, and/or do whatever necessary action to indemnify the Purchasers and Business Names.
9.2	The Sellers or Target Companies represent and warrant that they have registered the domain name of Nusa Trip’s Websites and they have obtained the right to use it as the Business Names.
10.	ASSIGNMENT AND ENTIRE AGREEMENT
10.1	The Sellers agree that the benefit of any provision in this Agreement is given to the Purchasers for itself and its successors or its representative in title and accordingly may be enforced by the Purchasers and by the beneficial owner for the time being of the Shares, Business, and Assets and that the benefit of any provision in this Agreement may be assigned by the Purchasers and its successors in title without the consent of the Sellers.
10.2	This Agreement (and the documents to be executed pursuant to it) contains the whole agreement between the Parties relating to the subject matter of this Agreement and no variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties to this Agreement.
11.	TIME OF THE ESSENCE

Any time, date or period referred to in any provision of this Agreement may be extended by mutual agreement between the Parties but as regards any time, date or period originally fixed or any time, date or period so extended, time shall be of the essence.

12.	TAX, COSTS AND OTHER EXPENSES
12.1	All legal, accountancy, cost and expenses of stamp duty and notary (if any) and other costs and expenses incurred by it in connection with this Agreement and the sale of the Shares, Business, and Assets shall be borne by each of the Parties respectively.
12.2	Tax arising from the implementation of this Agreement (if any) will be borne by each of the Parties in accordance with its tax obligation based on the Indonesian and Singapore prevailing law.
13.	NOTICES
13.1	Subject as otherwise provided in this Agreement, all notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by prepaid registered post, facsimile number and/or electronic mail address set out below (or to such other address, facsimile number or electronic mail address as any Party may from time to time notify the others for the purpose of this Clause).
13.2	Any notice, demand or communication shall be deemed to have been duly served:
13.2.1	if delivered personally, on the day of delivery;
13.2.2	if sent by electronic mail, provided that the sender does not receive a transmission failure report; and
13.2.3	if sent by letter, 5 (five) Business Days after posting and in proving the same it shall be sufficient to show that the envelope containing the notice, demand or communication was duly addressed, stamped and posted.
13.3	The initial addresses and facsimile numbers of the Parties for the purposes of this Agreement are:

The Purchasers :

Society Pass Incorporated

11 Collyer Quay #14-06, The Arcade, Singapore 049317

Email : dennis@thesocietypass.com

Attention : Mr. Dennis Nguyen (CEO)

SOPA Technology Pte. Ltd.

11 Collyer Quay #14-06, The Arcade, Singapore 049317

Email : dennis@thesocietypass.com

Attention : Mr. Dennis Nguyen (CEO)

The Sellers :

PT Gema Lintas Benua

Apartemen Cervino Village Lantai 27, Unit H, Jl. KH Abdullah Syafe’I Kav. 27, Tebet Barat, Tebet, Jakarta Selatan

Email : lalo.siahaan@glbcorp.co.id

Attention : Mr. Lalo Siahaan

Mr. Hans Michael Gael Ebenhahn

Apartemen Cervino Village Lantai 26, Unit H, Jl. KH Abdullah Syafe’I Kav. 27, Tebet Barat, Pancoran, Jakarta Selatan

Email : hans@nusatrip.com

Mr. Sigit Ginawan Putra

Danukusuman GK 4/1281 YK, RT021, RW006, Kelurahan Baciro, Kecamatan Gondokusuman

Email : lalo.siahaan@glbcorp.co.id

The Target Companies:

PT Tunas Sukses Mandiri

Gedung Office Eightyeight@kasablanka Lantai 12, Unit A & H, Jl. Casablanca Kav. 88 RT001/RW014, Kelurahan Menteng Dalam, Kecamatan Tebet, Jakarta Selatan

Email : lalo.siahaan@glbcorp.co.id

Nusatrip International Pte Ltd

2 Venture Drive #11-16 Vision Exchange, Singapore (608526)

Email : lalo.siahaan@glbcorp.co.id

Nusatrip Singapore Pte Ltd

7 Temasek Boulevard #07-08 Suntec Tower One Singapore 038987

Email : lalo.siahaan@glbcorp.co.id

Nusatrip Malaysia Sdn Bhd

Unit 26-5, Level 26, Tower A, the Vertical Business Suites, Bangsar South City, No. 8 Jalan Kerinchi 59200, Kuala Lumpur, W.P

Email : lalo.siahaan@glbcorp.co.id

14.	GOVERNING LAW AND JURISDICTION
14.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of Singapore. Each of the parties hereto agrees for the benefit of each of the other parties hereto that the courts of Singapore shall have jurisdiction to hear and determine any suit, action, or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement and for such purposes submits to the jurisdiction of such courts. Nothing herein shall limit the right of the Purchasers to take proceedings against the Target Companies respectively in any other court of competent jurisdiction nor shall the taking of proceedings in one or more jurisdictions preclude the Purchasers from taking proceedings in any other jurisdiction, whether concurrently or not.
14.2	Each of the Target Companies irrevocably and unconditionally waives any objection which it may at any time have to the laying of the venue of any proceedings in any court referred to in this paragraph and any claim that any such proceedings have been brought in an inconvenient forum.
14.3	Save as otherwise provided in this Agreement, nothing in this Agreement is intended to grant to any third party any right to enforce any term of this Agreement or to confer on any third party any benefits under this Agreement and, to the fullest extent permissible under any applicable law, this Agreement excludes the operation of any statute or law that confers any third party rights, including the Contract (Rights of Third Parties) Act (Chapter 53B).
14.4	Nothing contained in or relating to this Agreement shall or shall be deemed to constitute any partnership, agency or fiduciary relationship between any of the Parties and no Party shall have any authority to act for or to assume any obligation or responsibility on behalf of any other Parties.
14.5	If any term of this Agreement or the application of any such term is held by a court of competent jurisdiction to be wholly or partly illegal, invalid or unenforceable, the same shall be deemed to be deleted from this Agreement and be of no force and effect, whereas the other terms hereof shall remain in full force and effect as if such term had not originally been contained in this Agreement. In the event of such deletion, and if the commercial basis of this Agreement is, whether by reason of any illegality or change in circumstances, substantially altered, the Parties shall review and agree on revisions mutually acceptable to them which shall most closely reflect their original intent and purposes in place of the terms so deleted.
14.6	The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction.
15.	CONFIDENTIALITY
15.1	All communications between the Parties or any of them and all information and other material supplied to or received by any of them from the other which is either marked "confidential" or is by its nature intended to be exclusively for the knowledge of the recipient alone, any information concerning the business transactions or the financial arrangements of the Parties or of any person with whom any of them is in a confidential relationship with regard to the matter in question coming to the knowledge of the recipient shall be kept confidential by the recipient unless or until compelled to disclose by judicial or administrative procedures or in the opinion of its counsel, by other requirements of law, or the recipient can reasonably demonstrate (a) that part of it is in the public domain, whereupon, to the extent that it is public, this obligation shall cease; or (b) it is required to be furnished to the bankers or investors or potential investors or any of the Parties or to any regulatory agencies as part of a public flotation exercise involving any of the Parties and in such cases, this obligation shall cease only to the extent required under the respective circumstances.
15.2	The Parties shall take all reasonable steps to minimize the risk of disclosure of confidential information, by ensuring that only their employees and directors whose duties will require them to possess any of such information shall have access thereto and that they shall be instructed to treat the same as confidential.
15.3	The obligations contained in this Clause shall endure, even after the termination of this Agreement, without limit in point of time except and until any confidential information enters the public domain as set out above.
16.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by email attachment shall be an effective mode of delivery.

17.	MISCELLANEOUS

This Agreement is executed in English and Indonesian language. In case of any conflict between the two versions, the English version shall prevail.

1

SCHEDULE 1 – ASSETS

LAMPIRAN 1 – ASET-ASET

The term of Assets in this Agreement shall include all assets of the Target Companies relating to, or connected with its lifestyle e-commerce retail business, including but not limited to the following:

1.	the Target Companies’ technology platform, including but not limited to:
a.	Customer Facing Cluster and source code, including but not limited to rendering service, Nusa Trip mobile app API, Nusa Trip’s Websites API, communication with back-office via Cloud Pub/Sub, location service, product service, shipping service and best sellers;
b.	site data and source code/data including but not limited to sales event, product content, users’ storage, and order history;
c.	Source code/data;
d.	back-office services and source code/data, including but not limited to real time stock update, sales order synchronization, communication with customer facing cluster with Cloud Pub/Sub, address synchronization, customer synchronization, content management system, system management services, and third party-logistics (3PL) services;
e.	third party services and source code/data, including but not limited to government compliance system, parcel perform, and payment gateways;
f.	Nusa Trip iOS and Android mobile application(s), including but not limited to the relevant source codes, and all Intellectual Property Rights associated with such application (s);
g.	Nusa Trip’s Websites, including but not limited to the relevant source codes, raw media files used on the websites, and all Intellectual Property Rights associated with Nusa Trip’s Websites;
h.	All social media accounts owned by the Target Companies;
2.	Target Companies' database includes a minimum of 1,234,858 (one million two hundred thirty-four thousand eight hundred fifty eight) registered users;
3.	Target Companies' database includes a minimum of 978 (nine hundred seventy-eight) registered airlines;
4.	Target Companies' database includes a minimum of 194,310 (one hundred ninety-four thousand three hundred ten) registered hotels;
5.	Target Companies' database includes a minimum of 4 (four) registered B2B customers;
6.	Target Companies' Intellectual Property includes NusaTrip’s logos, brand names and trademarks, and domain’s name of NusaTrip’s Websites and goodwill;
7.	Target Companies’ shares held in other entities, including but not limited to its subsidiaries;
8.	bank cash, accounts receivables (that are due after Completion Date) and inventory;
9.	all Employees;
10.	Target Companies' Know How;
11.	Target Companies' Business;
12.	all other property, rights and assets that are owned by the Target Companies; and

13.          Sellers hereby disclose that Target Companies did not purchase the requisite Licenses for the Microsoft Windows/Office, etc software.

2

SCHEDULE 2 – SPOUSAL CONSENT

LAMPIRAN 2 – PERSETUJUAN PASANGAN

SPOUSAL CONSENT

The undersigned:

Mrs. [*], an Indonesian citizen, the holder of Identification Card (Kartu Tanda Penduduk or “KTP”) No. [*], residing at [*], as the wife of Mr. Sigit Ginawan Putra, an Indonesian citizen, the holder of KTP No. 3471032802830002, residing at Danukusuman GK 4/1281 YK, Baciro, Gondokusuman, Yogyakarta, with whom I am married to, hereby fully agree, give permission to and give consent to my husband to conduct the following things:

  transfer all of his fully paid-up shares in PT Tunas Sukses Mandiri, a limited liability Company established under the laws of the Republic of Indonesia, domiciled in South Jakarta, to the relevant purchaser, in the amount of 1 (one) share with a value of IDR 100,000 (one hundred thousand Indonesian Rupiah);
  make and enter into any agreements or Deed of Sale and Purchase related to the transfer that will be made by my husband and the relevant purchaser in relation to the transfer of shares as mentioned above; and
  appear, where necessary, to the relevant institutions/agencies both government or private, especially to notary and/or provide all information and explanations, to complete, prepare and sign any documents, letters, and other approvals required in connection with the transfer of shares as stated above.

This Letter of Consent is hereby given on the condition that it cannot be withdrawn and/or cancelled or declared cancelled for whatever reason and shall not be disputed or denied by me as the signatory.

[Place/Tempat], [Date/Tanggal],

________________________________

[*]

3

SCHEDULE 3 – WARRANTIES BY THE SELLERS

LAMPIRAN 3 – JAMINAN-JAMINAN OLEH PARA PENJUAL

1.	THE SELLERS
1.1	Execution and Validity of Agreement

The Sellers have all requisite power and authority to execute and deliver this Agreement, and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Sellers, and this Agreement constitutes the legal, valid and binding agreement of it, enforceable against them in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

1.2	Corporate Matters (Non-Financial Matters)
1.2.1	The Target Companies (i) are duly incorporated and validly existing under the prevailing laws, (ii) has full power, authority and legal right to own its assets and carry on its business, (iii) is not in receivership or liquidation, and (iv) has taken no steps to enter liquidation and no petition has been presented for winding up the Target Companies and there are no grounds on which a petition or application could be based for the winding up or appointment of a receiver of Target Companies.
1.2.2	The articles of association of Target Companies delivered to the Purchasers is a true copy. The said copy of the articles of association is accurate and complete in all respects and has attached to it copies of all such resolutions and agreements as are required to be so attached. The Target Companies have complied with its articles of association in all respects and none of the activities, agreements, commitments or rights of Target Companies are ultra vires or unauthorized.
1.2.3	The books as diclosed records of Target Companies are correct and have been maintained in accordance with good business practices.
1.2.4	The books and records of Target Companies relating to, or required by, governmental or regulatory matters are correct and have been maintained in accordance with good business practices.
1.2.5	All other statutory books of Target Companies as disclosed contain true and accurate records of all matters required to be dealt with therein.
1.2.6	The Target Companies do not currently have, nor has the Target Companies had in the past, any subsidiaries. The Target Companies do not have any debt or equity investment or interest, direct or indirect, in any corporation, association, partnership, joint venture or other entity.
1.3	No Conflict

Neither the execution and delivery of this Agreement, nor the performance by the Sellers of the transactions contemplated hereby including, without limitation, the sale of the Shares, Business and Assets to the Purchasers will (i) violate or conflict with any of the provisions of the articles of association, (ii) with or without the giving of notice or the lapse of time or both, violate or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under any mortgage, indenture, deed of trust, lease, contract, agreement, license or other instrument or violate any provision of any law, order, judgment, decree, restriction or ruling of any governmental authority to which the Target Companies are a party or by which any of its property is bound, or (iii) result in the creation of any lien, mortgage, pledge, charge, claim, security interest, encumbrance or other contractual restriction of any nature whatsoever upon any of the assets of Target Companies or the loss of any license or other contractual right with respect thereto.

2.	SUPPLY OF INFORMATION AND EFFECT OF SALE SHARES, BUSINESS AND ASSETS
2.1	Accuracy and Adequacy of Information Disclosed to the Purchaser

All information contained in this Agreement and all other information in writing which has been given by or on behalf of the Sellers or any of its directors, officials or professional advisers to the Purchasers or any of its directors, officials or professional advisers in the course of the negotiations leading to this Agreement was when given true, accurate, and not misleading to the best of the Sellers’ knowledge, to the extent that might reasonably affect the willingness of the Purchasers to purchase the Shares or Business or Assets

2.2	Effect of Sale on the Business

Neither the entry into nor the Completion of this Agreement will or is likely to cause the Business to lose the benefit of any right or privilege it presently enjoys or the custom of any person who normally does business with or gives credit to it not to continue to do so on the same basis or any officer or senior employee to leave its employment, and the opinion, attitude or action of customers, suppliers, employees and other persons with regard to the Business will not be prejudicially affected thereby.

2.3	No other Contracts

Save for the leases relating to the properties, there are no other written or oral contracts or agreements (including but not limited to standing purchase orders and service contracts) entered into prior to the close of business on the Completion Date by or on behalf of the Target Companies with customers or suppliers in connection with the Business or Assets.

3.	ACCOUNTS AND RECORDS
3.1	The profits and losses of the Target Companies shown by the Relevant Accounts and the trend of profits thereby shown have not in any material respect been affected by any unusual or exceptional item or by any other transaction or matter which has rendered such profits or losses unusually high or low.
3.2	The Office Equipment reflected in the Relevant Accounts are in good operating condition and repair (excepting normal wear and tear in view of their age) and are in substantial compliance with all applicable governmental laws and regulations.
3.3	The Accounts sets forth the true and correct list of accounts receivable of the Target Companies as of the Balance Sheet Date, and accurately reflects the aging of those accounts as of the Balance Sheet Date. All accounts receivable included in the Accounts have arisen in the ordinary course of business, represent valid claims and legal obligations to pay the Target Companies and are stated at net cash realizable value and adequate provision has been made in those accounts for uncollectible amounts, bad debts, rights of return, whether or not in accordance with the Target Companies’ customary and normal trade terms or discounts, and for any other circumstances in which the accounts receivable would not be collectible in full. None of those accounts and notes receivable are due from the shareholders of the Target Companies.
4.	ABSENCE OF CERTAIN CHANGES OR EVENTS

Since the Balance Sheet Date, the Target Companies has operated its Business only in the ordinary course consistent with past practice, there has been no interruption or alteration in the nature, scope or manner of the Business which Business has been carried on lawfully and in the ordinary and usual course of business so as to maintain it as a going concern, and there has not been, with respect to the Target Companies and/or the Business:

4.1	any change in the financial position or prospects or sales and no event directly related to the Target Companies which could reasonably be expected, either in any case or in the aggregate, to have a material adverse effect on the Business, operations, properties or financial position of the Target Companies taken as a whole;
4.2	any incurrence of any indebtedness for money borrowed (whether as obligor, guarantor, or surety) or the creation of any lien on any properties or Assets (whether tangible or intangible);
4.3	any failure by the Target Companies to pay creditors in the ordinary course of Business;
4.4	any tender, quotation or offer made by the Target Companies which is outstanding or will be capable of giving rise to a binding contract merely by an order, acceptance or other action by another party;
4.5	no acquisition, sale, transfer, or other disposal of any assets of whatever nature except in the ordinary course of business, or cancellation, waiver, release or discount in whole or in part of any debts or claims;
4.6	no waiver or release of any rights of a material or substantial value;
4.7	save as otherwise disclosed to Purchasers any general increase, or any proposed or intended general or specific increase, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Target Companies to its employees, or any director;
4.8	save as otherwise disclosed to Purchasers any new agreement, plan, policy, program or arrangement to pay pensions, retirement allowances or other employee benefits to any director or employee, whether past or present;
4.9	save as otherwise disclosed to Purchasers any new agreement, plan, program, policy or arrangement with respect to employment, severance, consulting or compensation with any director or employee;
4.10	save as otherwise disclosed to Purchasers any commitment to any profit-sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement or any amendment or commitment to amend any of such plans, funds or similar arrangements in existence on the date hereof;
4.11	any termination, discontinuance, closing or disposition of any business division, any layoffs of employees or implementation of any early retirement program or planning or announcement of any such action or program for the future;
4.12	any assignment, transfer or grant (whether with or without consideration) of any rights under any concessions, leases, licenses, agreements, trademarks, trade names, service marks or brand marks, brand names, copyrights, patents, inventions, processes, technical know-how or other proprietary rights;
4.13	any capital expenditures;
4.14	any material damage, destruction or loss (whether or not covered by insurance);
4.15	any declaration, setting aside or payment of any dividend or other distribution on or in respect of the ordinary shares of the Target Companies or any direct or indirect redemption, retirement, purchase or other acquisition of any such shares;
4.16	any material changes by the Target Companies in accounting practices, methods or principles;
4.17	save as otherwise disclosed to Purchasers in relation to Tribun Medan and the police report from one of Tunas’ customers, any institution or settlement of any claim, action, proceeding or litigation involving the Target Companies;
4.18	any corporate resolution or action taken which would be likely materially to reduce the net asset value of the Target Companies;
4.19	any issuance or commitment to allot and issue shares or loan capital of the Target Companies;
4.20	any capital reorganization, change or restructuring in capital structure;
4.21	any agreement to do any of the foregoing;
4.22	any interruption or alteration in the nature, scope or manner of the business;
4.23	any changes or inconsistencies in accounting treatment in the profits of the Business, by any non-recurring items of income or expenditure, by transactions of an abnormal or unusual nature or entered into otherwise than on normal commercial terms or by any other factors rendering such profits exceptionally high or low;
4.24	any unusual, long term or onerous commitments or contracts in connection with the Business. For the purposes of this warranty a long term contract or commitment is one which is unlikely to have been fully performed in accordance with its terms more than six (6) months after the date it was entered into or undertaken or is incapable of termination by the Target Companies on 6 (six) months’ notice or less;
4.25	any loss of any important customer or source of supply to the Business or any abnormal factor not affecting similar businesses to a like extent and there are no facts which are likely to give rise to any such effects. For the purposes of this warranty an important customer or source of supply in respect of the Business means one which in either of the 2 (two) financial periods immediately preceding the signing of this Agreement accounts for 5% or more (in the case of a customer) of the turnover of the Business or (in the case of a source of supply) of the goods, services or equipment supplied to the Business; and
4.26	any material decreases in the level of its stock below what is used in the ordinary course of Business.
5.	LEGAL MATTERS
5.1	Statutory Compliance

Save as otherwise disclosed to Purchasers, the Business and Assets have at all times been carried on and is being carried on in accordance with all applicable laws, regulations and by laws in Singapore and Indonesia, and there have not been any and there is no investigation or enquiry by or order, decree, decision or judgment of, any court, tribunal, arbitrator or any governmental agency or regulatory body outstanding or anticipated against the Target Companies directly or indirectly which has had or may have a material adverse effect upon the Business and Assets. There is no notice or communication from any court or any governmental agency or regulatory body with respect to any alleged violation and/or any failure to comply with any such applicable law, regulation or bylaw, or requiring it/them to take or omit any such action.

5.2	Licenses and Consents

All licenses, consents, approvals, authorizations and permits (“Licenses”) necessary for the carrying on of the Business in Indonesia and Singapore (in the past, for the present and as proposed) are valid and subsisting and all terms and conditions of such Licenses have been and are complied with. None of the Licenses has been breached or is likely to be suspended or canceled as a result of the entry into of this Agreement on Completion or otherwise.

5.3	Litigation

Save as otherwise disclosed to Purchasers:

5.3.1	Since the signing of this Agreement no claim sounding in damages or otherwise has been made against the Sellers in connection with the Target Companies, Business and Assets.
5.3.2	The Sellers are not engaged whether as plaintiff or defendant or otherwise in any, legal action, proceeding or arbitration in connection with the Target Companies, Business and Assets (other than as plaintiff in the collection of receivables arising in the ordinary course of business) or is being prosecuted for any criminal offence and there are no such proceedings or prosecutions threatened or pending.
5.3.3	There are no investigations, disciplinary proceedings or other circumstances known to the Sellers likely to lead to any such claim or legal action, proceeding, arbitration or prosecution.
6.	EMPLOYEES
6.1	Employees and Terms of Employment
6.1.1	None of the Employees is a member of any trade union. There is no pension scheme in place for the Employees.
6.1.2	All the Employees are engaged exclusively in connection with the Business and are employed by the Sellers. None of the Employees are required to perform employment duties for any other person.
6.1.3	Save as otherwise disclosed to Purchasers in the Schedule 4 of this Agreement, there are no amounts owing or promised to the Employees.
6.1.4	No changes to the contracts or agreements with or remuneration or benefits receivable by any of the Employees have been proposed whether by the Target Companies or the employee since the Balance Sheet Date.
6.1.5	No order to re-instate or re-engage any present or former employee engaged in connection with the Business has been made within 18 months of the date of this Agreement nor has the Target Companies received any request to reinstate or re-engage any such employee, nor is the Target Companies under any obligation to reinstate or re-engage any present or former employee engaged in connection with the Business, nor is any employee engaged in connection with the Business absent because he or she has been seconded to a third party or is undertaking a career break.
6.1.6	Within a period of 12 (twelve) months preceding the date of this Agreement, the Target Companies has not:
6.1.6.1	served any notice of dismissal which has not expired by the date hereof;
6.1.6.2	dismissed any person for a reason connected with the transfer of the Business; or
6.1.6.3	subjected any employee to disciplinary action.
6.1.7	The Target Companies are not obliged to make any payment in respect of education or training in relation to the Employees or any of them nor has outstanding any undischarged liability to pay to any governmental or regulatory authority in any jurisdiction.
6.2	Liabilities to and for Employees

No liability has been incurred by the Sellers and has not yet discharged for breach of any contract of service or for services with any contractor or employee (whether former, present or prospective) or for redundancy payments (including protective awards) or for compensation for wrongful dismissal or unfair dismissal or otherwise or for failure to comply with any order for reinstatement or re-engagement of any employee or for the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee of the Sellers.

6.3	Compliance with Statutes

Save as otherwise disclosed to Purchasers in the Schedule 4 of this Agreement, the Target Companies has in relation to each Employees complied with:-

6.3.1	all obligations imposed upon it by any and all statutes, regulations and labour codes of conduct and practice relevant to the Target Companies and Employees;
6.3.2	all customs and practices for the time being dealing with such relations or the terms and conditions of service of any of the Employees;
6.3.3	all relevant orders, declarations and awards made under any and all statutes, regulations or labour codes of conduct and practice in connection with the conditions of service of any of the Employees; and
6.3.4	The Target Companies have maintained current, adequate and suitable records regarding the service of each of the Employees and these will be delivered to the Purchasers upon Completion.
7.	ASSETS
7.1	Title
7.1.1	All the Assets are the absolute property of the Target Companies and on Completion of this Agreement none is the subject of any option, right to acquire, assignment, mortgage, charge, lien, hypothecation or other encumbrance whatsoever (excepting only liens arising by operation of law in the normal course of trading) or the subject of any factoring arrangement, hire-purchase, conditional sale or credit sale agreement. All the Assets are, where capable of possession, in the possession or under the control of the Target Companies, or the Target Companies is entitled to take possession or control and are situated in Indonesia, Singapore and Malaysia.
7.1.2	The Assets since the signing of this Agreement are the sole and absolute property of and held by the Target Companies free from any liens, lease or lease purchase agreements, credit sale agreements or agreements for payment on deferred items or bills of sale and the Target Companies has good and marketable title thereto and all such assets are in the possession or under the control of the Target Companies and, where it is disclosed that any such assets have been disposed of, they have not been disposed of at less than book value.
7.2	Insurance
7.2.1	All policies of insurance and self-insurance permits (other than insurance provided to Employees) relating to the Target Companies and its business, assets and Employees as of the date hereof (including carriers, policy numbers, effective and termination dates and coverage and self-insured retention amounts) are in full force and effects, all premiums due thereon have been paid. The Target Companies and/or the Sellers have complied with the provisions of such policies, and the Sellers are not in default under any of these policies.
7.2.2	During the last 2 (two) years the Target Companies have not been refused any request which it has made to any insurer for insurance coverage.
7.2.3	Nothing has been done or omitted to be done by or on behalf of the Target Companies and/or the Sellers which would make any policy or insurance or void or voidable or enable the insurers to avoid the same and there is no claim outstanding under any such policy and there are no circumstances likely to give rise to such a claim or result in an increased rate of premium on its new renewal.
7.2.4	The Target Companies and/or the Sellers have not suffered any uninsured extraordinary or unusual losses nor waived any rights of material or substantial value or allowed any insurances to lapse.
7.3	Grants

The Target Companies and/or the Sellers have not received any grants, loan subsidies or other assistance from any governmental, state or local authority.

7.4	Contracts

Save as otherwise disclosed to Purchasers in the Schedule 4 of this Agreement, the Target Companies and/or the Sellers are not a party to or subject to any contract, transaction, arrangement, understanding, obligation or liability in relation to the Business which:

(i)	is of an unusual, onerous or abnormal nature or not in the ordinary course of business or not wholly on an arm’s length basis;
(ii)	is of a long-term nature (that is, unlikely to have been fully performed, in accordance with its terms);
(iii)	is incapable of termination in accordance with its terms, on 60 days’ notice or less;
(iv)	is of a loss-making nature (that is to say, known to be likely to result in a loss on completion of performance);
(v)	cannot readily be fulfilled or performed on time or without excessive or undue, or unusual, expenditure of money or effort in the context of the Business;
(vi)	involves payment by reference to fluctuations in the index of retail prices, or any other index, or in the rate of exchange for any currency; or
(vii)	involves, or is likely to involve, obligations or liabilities which by reason of their nature or magnitude, ought reasonably to be made known to a bona fide purchaser of the Business.
7.5	Intellectual Property
7.5.1	The processes employed and the products and services dealt in the Business do not use, embody or infringe any rights in Intellectual Property (whether registered or not) and/or Confidential Data other than those belonging to the Sellers and no claims of infringement of any Intellectual Property rights or rights in Confidential Data have been made by any third party.
7.5.2	The Target Companies is not in breach of any duty of confidentiality owed to any person through its ownership or use of any Intellectual Property or Confidential Data and neither the sale of the Business to the Purchasers nor the disclosure of any confidential information to the Purchasers will constitute a breach of any duty of confidentiality owed to any person.
7.5.3	All Intellectual Property Laws relating to the Business have been complied with and, in particular, the terms and conditions of all permits, licenses and other authorizations, and all notifications, that are required under the relevant prevailing Intellectual Property Laws, have been obtained and complied with or duly filed.
7.5.4	There is no civil, criminal or administrative action, claim, investigation or other proceeding or suit pending or threatened in respect of the Business arising from or relating to Intellectual Property Laws and there are no circumstances existing which may lead to any such action, claim, investigation, proceeding or suit.
7.6	Data Protection
7.6.1	The Target Companies have at all times complied with applicable data protection laws, including but not limited to the Personal Data Protection Act 2012 of Singapore and the Personal Data Protection Act 2010 of Malaysia.
7.6.2	Save as otherwise disclosed in the Schedule 4 of this Agreement, none of the Target Companies and the subsidiaries, nor any of their data processors, have suffered any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized discloser of, or access to any personal data.
7.6.3	There is no enforcement, civil, criminal or administrative action, claim, investigation or other proceeding or suit pending or threatened arising from or relating to data protection laws and contractual data protection obligations, and there are no circumstances existing which may lead to any such action, claim, investigation, proceeding or suit.
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  SCHEDULE 4 – OUTSTANDING LEGAL ISSUES AND LIABILITIES DISCLOSED BY THE SELLERS

LAMPIRAN 4 - MASALAH DAN KEWAJIBAN HUKUM YANG DIUNGKAPKAN OLEH PARA PENJUAL YANG BELUM TERSELESAIKAN

The Sellers hereby acknowledge and disclosed to the Purchasers that the Sellers and/or the Company has disclosed the following legal outstanding issues for the purpose of legal Due Diligence:

1.	Tunas
a.	Tunas has potential tax and others liabilities in the amount of not less than US$ 5,980,000 (five million nine hundred eighty thousand United States Dollar);
b.	Tunas has never issued shares certificates to its shareholders;
c.	the registered address of Tunas in the Tax Registration Certificate (Surat Keterangan Terdaftar) and the membership Certificate of Association have not been updated to current Tunas’ registered address;
d.	Tunas has not yet updated its licenses under OSS RBA system, including but not limited to the Business Identification Number (Nomor Induk Berusaha);
e.	Tunas has not yet obtained the Tourism Business Registration Certificate and the required Permit for Business Classification No. 63122;
f.	some of Tunas’ employees’ salary are not in compliance with the prevailing regional minimum salary;
g.	some of Tunas’ employees are not registered to the Social Security Program, including Health and Employment, in accordance with the prevailing laws;
h.	Tunas is reported by its customer to the Police of Medan and such report has not been settled or revoked by the customer.
2.	NusaTrip Intl
a.	there is no corporate approval for the incorporation of NusaTrip Intl Malaysian subsidiary, Nusatrip Malaysia Sdn Bhd;
b.	there is no corporate approval for the appointment of Mr. Hans Michael Gael Ebenhahn as the chairman for the extraordinary general meeting held on 31 July 2017;
c.	the shares certificates No. 003 and No. 004 are not validly issued;
d.	there is no corporate approval for the transfer of ownership of the Business Names and domain(s) from the original creator to NusaTrip Intl;
e.	there is no corporate approval for the licensing to its subsidiaries and Tunas of the right to use the Business Names and domain(s);
f.	the consent to act as secretary (Form 45B) for Lin Qin is incomplete;
g.	the annual general meeting approving the financial statements for financial years ended 31 December 2017, 2018, 2019 and 2020 were held late and the Accounting and Corporate Regulatory Authority (ACRA) receipts for the late conduct of the annual general meetings approving the financial statements for financial year ended 31 December 2019 and 31 December 2020 have not been disclosed to the Purchasers;
h.	the annual general meeting approving the financial statement for financial year ended 31 December 2021 has not been conducted; an
i.	Sabre has not provided approval for retrospective use of the Partner IPCC (as defined in the relevant IPCC Access Agreement).
3.	NSPL
a.	the shares certificates No. 001 and No. 002 are not validly issued;
b.	the share certificate for the 28,206 ordinary shares issued on 19 March 2018 is missing;
c.	the share certificate for the 84,000 ordinary shares issued on 2 October 2019 is missing;
d.	the annual general meeting approving the financial statements for financial years ended 31 December 2017, 2018, and 2019 were held late;
e.	the annual general meeting approving the financial statement for financial year ended 31 December 2020 has not been conducted;
f.	the annual general meeting approving the financial statement for financial year ended 31 December 2021 has not been conducted;
g.	there is no corporate approval for the remuneration paid to Mr. Hans Michael Gael Ebenhahn for financial year ended 31 December 2020;
h.	the consents to act as secretary (Form 45B) for Grace Tan Xinyi and Lin Qin are incomplete;
i.	the Sellers have not obtained a written confirmation from Lion Travel Service Co., Ltd. that the air ticket cooperation agreement dated 4 September 2019 with NSPL has not been terminated, remains valid and continues in effect on terms substantively unchanged, and with clear indication of the date of expiry (if any);
j.	Air Tickets Australia and Hubfares have not granted approval for use of the Partner IPCCs (as defined in the relevant IPCC Access Agreement) by NSPL and Nusatrip Malaysia Sdn Bhd;
k.	the application and grant of a travel agents license by the Singapore Tourism Board has not been successful and its “business to customer” operations in Singapore have not been resumed;
l.	the integration of the API from VietJet in connection with the online travel agency agreement between VietJet and NSPL dated 10 November 2020 has not been successful;
4.	in relation to Nusatrip Malaysia Sdn Bhd, the necessary license under the Tourism Industry Act 1992 of Malaysia has not been granted, and Nusatrip Malaysia Sdn Bhd has not been registered as a Data User (as defined therein) in accordance with the Personal Data Protection Act 2010 of Malaysia.

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IN WITNESS WHEREOF this Agreement has been duly executed the day and year first above written.

For Purchase

SIGNED BY

/s/ Dennis Nguyen }

FOR AND ON BEHALF OF }

Society Pass Incorporated }

/s/Dennis Nguyen }

FOR AND ON BEHALF OF }

SOPA Technology Pte. Ltd. }

For Sellers

SIGNED BY

/s/ Galumbang Menak }

FOR AND ON BEHALF OF }

PT Gema Lintas Benua }

/s/ Sigit Ginawan Putra }

For Target Companies

/s/ Sigit Ginawan Putra }

FOR AND ON BEHALF OF }

PT Tunas Sukses Mandiri

/s/ Sorta Regina Simanjuntak }

/s/ Lim Hock Koon }

FOR AND ON BEHALF OF

Nusatrip International Pte Ltd

SIGNED BY

/s/ Sorta Regina Simanjuntak }

/s/ Lim Hock Koon }

FOR AND ON BEHALF OF

Nusatrip Singapore Pte Ltd

SIGNED BY

/s/ Sorta Regina Simanjuntak }

/s/ Lalo Yoseph Siahaan }

FOR AND ON BEHALF OF

Nusatrip Malaysia Sdn Bdh.